SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): September 4, 2007

MYCOM GROUP, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-51046	33-0677545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

601 108th Avenue NE, Suite 1908
Bellevue, WA 98004
 (Address of principal executive offices)

Registrant’s telephone number, including area code: 866-276-7277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of a Principal Officer

Cecil Whitlock resigned from the Chief Financial Officer (“CFO”) position of Mycom Group, Inc., a Nevada corporation (the “Company”), effective August 31, 2007. Mr. Whitlock has decided to resign for personal reasons, which do not arise from any disagreement on any matter relating to the Company’s operations, policies or practices, nor regarding the general direction of the Company.

Item 5.02(c) Appointment of Principal Officer

On September 4, 2007, Judy A. Henry, was appointed as the interim CFO of the Company. Ms. Henry, as interim CFO of the Company, shall serve as such until the earlier of (i) her resignation as CFO, (ii) appointment of her successor or (iii) her termination as CFO.

Ms. Henry, 46, has over eighteen years of professional experience in private industry and public accounting. Previously, Ms. Henry was an independent consultant to Veritas Solutions, Inc. (“VSI”) before being appointed as Director of Finance in May 2007. Before joining VSI, Ms. Henry was the CFO at DONOBi, Inc., currently operating as Gottaplay Internative, Inc., a publicly traded company (OTCBB: GTAP.OB). She has also served as a senior consultant for Moss Adams, LLP and as corporate controller for Innovative Audio & Advanced Communication Services. Ms. Henry obtained a MBA in 2005 from Pacific Lutheran University and a BS in accounting and business administration with an emphasis in finance from Central Washington University in 1991.

Ms. Henry is not a director of any other public company, nor is she related to any officer, director or affiliate of the Company. Ms. Henry is not a party to any pending legal proceeding, nor has she been subject to a bankruptcy petition filed against her, nor been convicted in, or subject to, any criminal proceeding.

To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four (4) days from when this information becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 7, 2007

MYCOM GROUP, INC.

By:	/s/ Clayton Shelver
Clayton Shelver
Chief Executive Officer